Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Kohl's Investor Relations: Wes McDonald, 262-703-1893

Media Relations: Jen Johnson, 262-703-5241, Jen.Johnson@Kohls.com

Kohl’s Corporation Holds Annual Shareholders Meeting

Company announces preliminary results of five initiatives up for shareholder vote

MENOMONEE FALLS, Wis., May 16, 2013 – Kohl’s Corporation (NYSE:KSS) today held its annual shareholders meeting. Following are the preliminary results for the five initiatives voted upon by shareholders:

1.

Kohl’s shareholders re-elected Peter Boneparth, Steven A. Burd, Dale E. Jones, Kevin Mansell, John E. Schlifske, Frank V. Sica, Peter M. Sommerhauser, Stephanie A. Streeter, Nina G. Vaca and Stephen E. Watson to the board of directors for one-year terms, with each director receiving more than 87 percent of the votes cast.

As of the annual meeting, John F. Herma and William S. Kellogg retired from Kohl’s board of directors. Kevin Mansell, Kohl’s chairman, president and CEO, thanked Herma and Kellogg for their combined 80 years of leadership, strategic counsel and service to the company. Following the retirement of Mr. Herma and Mr. Kellogg, the size of the board of directors was reduced to 10 members.

2.

A proposal to ratify the appointment of Ernst & Young LLP as Kohl’s independent registered public accounting firm received more than 97 percent of the votes cast.

3.

A non-binding advisory vote to approve the compensation of Kohl’s executive officers received more than 95 percent of the votes cast.

4.

A shareholder proposal encouraging Kohl’s board of directors to develop a policy on the prevention of animal cruelty related to the sale of products containing animal fur received less than 3 percent of the votes cast.

5.

A shareholder proposal to require the chairman of the board of directors to be an independent director received approximately 51 percent of the votes cast.  Noting the Kohl’s Board of Directors’ long history of listening to the company’s  shareholders, Mr. Mansell stated that the Board’s Governance & Nominating Committee was expected to take this matter up at a meeting in the near future, with any modifications of the company’s Corporate Governance Guidelines to be in place by the time Kohl’s next CEO is chosen, in accordance with the proposal.

Kohl’s 10-K, proxy and information about the company’s 2012 financial performance are available at www.kohlscorporation.com.

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About Kohl's

Based in Menomonee Falls, Wis., Kohl’s (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. With a commitment to environmental leadership, Kohl’s operates 1,155 stores in 49 states. In support of the communities it serves, Kohl’s has raised more than $231 million for children’s initiatives nationwide through its Kohl’s Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com, join the discussion on Facebook (http://www.facebook.com/kohls) or Twitter (http://twitter.com/kohls) or get inspired on Pinterest (http://pinterest.com/kohls/) and Instagram (http://instagram.com/kohls).